SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


|X|      Filed by Registrant.
|_|      Filed by Party other than the Registrant

Check the appropriate box:
|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                          BLACK WARRIOR WIRELINE CORP.
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):
|X|      No fee required.
|_|      $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(4) and 0-11.
         1)  Title of each class of securities to which transaction applies:  __________________________
         _______________________________________________________________________________________________
         2)  Aggregate number of securities to which transaction applies:  _____________________________
         _______________________________________________________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
         Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         _______________________________________________________________________________________________
         4)  Proposed maximum aggregate value of transaction:  _________________________________________
         5)  Total Fee Paid:  __________________________________________________________________________
|_|      Fee paid previously with preliminary materials.
|_|      Check box if any part of the Fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)  Amount Previously Paid:  __________________________________________________________________
         2)  Form, Schedule or Registration Statement Number:  _________________________________________
         3)  Filing Party:  ____________________________________________________________________________
         4)  Date Filed:  ______________________________________________________________________________


                          BLACK WARRIOR WIRELINE CORP.
                             3748 Highway #45 North
                           Columbus, Mississippi 39701

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 10, 2001


         Notice is hereby given that the Annual Meeting of Stockholders of Black Warrior Wireline Corp. (the "Company") will be held at the Columbus Country Club, 2331 Highway 12 East, Columbus, Mississippi, on Wednesday, October 10, 2001 at 9:00 AM local time, for the following purposes:

         1. To elect three (3) directors of the Company to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified; and

         2. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Information with respect to the above is set forth in the Proxy Statement which accompanies this Notice. Only stockholders of record at the close of business on August 15, 2001 are entitled to notice of and to vote at the Meeting.

         We hope that all of our Stockholders who can conveniently do so will attend the Meeting. Stockholders who do not expect to be able to attend the Meeting are requested to mark, date and sign the enclosed Proxy and return the same in the enclosed addressed envelope which requires no postage and is intended for your convenience.


Dated:  September 14, 2001                    Allen R. Neel, Secretary

                          BLACK WARRIOR WIRELINE CORP.

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS


         The enclosed Proxy is solicited by the Board of Directors of Black Warrior Wireline Corp. (the "Company"), from the holders of shares of Common Stock, $.0005 par value, to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at the Columbus Country Club, 2331 Highway 12 East, Columbus, Mississippi, on Wednesday, October 10, 2001 at 9:00AM local time, and at any adjournments thereof.

         The only business which the Board of Directors intends to present or knows that others will present at the Meeting is the election of three (3) Directors of the Company to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. Management does not know of any other business to be brought before the Meeting, but it is intended that as to any other business, a vote may be cast pursuant to the Proxy in accordance with the judgment of the person or persons acting thereunder. Any stockholder giving a Proxy has the power to revoke it at any time before the Proxy is voted by revoking it in writing, by executing a later dated Proxy, or appearing at the Meeting and voting in person. Any writing revoking a Proxy should be addressed to Allen R. Neel, Secretary, at the address set forth below.

         The Directors to be elected at the Meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Votes may be cast for or withheld from the nominees. Votes that are withheld will have no effect on the outcome of the election because the Directors will be elected by a plurality of votes cast.

         Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of the Company's Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors. Under applicable Delaware law, "broker non-votes" on any such proposal (where a broker submits a proxy but does not vote a customer's shares on such proposal) will be considered not entitled to vote on that proposal and thus will not be counted in determining the outcome of such vote. Likewise, where authority to vote for the election of Directors is withheld by a stockholder, such shares will not be counted in determining the outcome of such vote. Therefore, broker non-votes with respect to the election of Directors and stockholders who mark their proxies to withhold authority to vote their shares will have no effect on the outcome of such proposal, although broker non-votes and proxies submitted where the vote for the election of Directors is withheld are counted in determining the existence of a quorum.

         Only stockholders of record as of the close of business on August 15, 2001 are entitled to notice of and to vote at the Meeting or any adjournments thereof. On such date, the Company had outstanding voting securities consisting of 12,496,408 shares of Common Stock, $.0005 par value, each of which shares is entitled to one vote.

         The Company's principal executive office address is 3748 Highway #45 North, Columbus, Mississippi 39701, and the telephone number is (662) 329-1047. This Proxy Statement and the enclosed Form of Proxy will be mailed to the Company's stockholders on or about September 14, 2001.


                              ELECTION OF DIRECTORS

         At the Meeting, it is proposed to elect three (3) Directors to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. It is intended that, unless otherwise indicated, the shares of Common Stock represented by proxies solicited by the Board of Directors will be voted for the election as Directors of the three (3) nominees hereinafter named. If, for any reason, any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for the other nominees and may be voted for a substitute nominee designated by the Board of Directors. Each nominee has indicated that he is willing and able to serve as a Director if elected, and, accordingly, the Board of Directors does not have in mind any substitute. Each nominee is presently a Director of the Company and was elected a Director at the 2000 Annual Meeting of Stockholders held in February, 2001.

         The nominees for Director and their ages are as follows:

                           NAME                                   AGE
                  William L. Jenkins                              47
                  Charles E. Underbrink                           46
                  John L. Thompson                                41


         William L. Jenkins has been President, Chief Operating Officer and a Director of the Company since March 1989. From 1973 until 1980, Mr. Jenkins held a variety of field engineering and training positions with Welex - A Halliburton Company, in the South and Southwest. From 1980 until March 1989, Mr. Jenkins worked with Triad Oil & Gas, Inc., as a consultant, providing services to a number of oil and gas companies. During that time, Mr. Jenkins was involved in the organization of a number of drilling and oil field service companies, including a predecessor of the Company, of which he served as Secretary/Treasurer until 1988. Mr. Jenkins has over twenty years' experience in the oil field service business. Mr. Jenkins is Mr. Thornton's brother-in-law.

         Charles E. Underbrink was elected a Director on April 1, 1998. From July 1995 to March 2001, Mr. Underbrink served as the Chief Executive Officer and Chairman of St. James Capital Corp. and SJMB, L.L.C., Houston-based merchant banking firms. He continues to serve as Chairman of St. James Capital Corp. and SJMB, L.L.C. Mr. Underbrink is also a Director of Monorail Computer Corporation, Somerset House Publishing, HUB, Inc. and Industrial Holdings, Inc.

         John L. Thompson was elected a Director in June 1997. Since July 1995, he has served as a Director and President of St. James Capital Corp. and SJMB, L.L.C., Houston-based merchant banking firms. Since March 1, 2001, Mr. Thompson has also served as the Chief Executive Officer of St. James Capital Corp. and SJMB, L.L.C. St. James Capital Corp. also serves as the general partner of St. James Capital Partners, L.P. and SJMB, L.L.C. serves as the general partner of SJMB, L.P., investment limited partnerships, specializing in merchant banking related investments. Additionally, he is a Director of Industrial Holdings, Inc., a publicly held company. Prior to co-founding St. James Capital Corp. and SJMB, L.L.C., Mr. Thompson served as a Managing Director of Corporate Finance at Harris Webb & Garrison, a regional investment-banking firm with a focus on mergers and acquisitions, financial restructuring and private placements of debt and equity issues. Mr. Thompson was elected to the Company's Board of Directors in June 1997 pursuant to the terms of Agreements between the Company and St. James Capital Partners, L.P. See "Certain Transactions" for a description of the transactions.


EXECUTIVE OFFICERS

         The current executive officers of the Company are the following:

                  NAME                      POSITION

         William L. Jenkins        President, Chief Executive Officer and Chief
                                   Operating Officer
         Allen R. Neel             Executive Vice-President and Secretary
         Danny Ray Thornton        Vice-President/Operations

             Mr. Jenkins' employment background is described above.

         Allen R. Neel is the Executive Vice-President and Secretary of the Company and has been employed by the Company since August 1990. He currently oversees the Company's offshore operations, as well as administrative and legal matters. In 1981, Mr. Neel received his BS Degree in Petroleum Engineering from the University of Alabama. From 1981 to 1987, Mr. Neel worked in engineering and sales for Halliburton Services. From 1987 to 1989, he worked as a District Manager for Graves Well Drilling Co. When the Company acquired the assets of Graves in 1990, Mr. Neel assumed a position with the Company.

         Danny Ray Thornton is a Vice-President of the Company and has been employed by the Company since March 1989. From 1982 to March 1989, Mr. Thornton was the president and a principal stockholder of Black Warrior Mississippi, the Company's operational predecessor. Mr. Thornton has been engaged in the oil and gas services industry in various capacities since 1978. His principal duties with the Company include supervising and consulting on wireline operations. Mr. Thornton is Mr. Jenkins' brother-in-law.


EXECUTIVE COMPENSATION - GENERAL

         The following table sets forth the compensation paid or awarded to the President and Chief Executive Officer of the Company and each other executive officer of the Company who received compensation exceeding $100,000 during 2000 for all services rendered to the Company in each of the years 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                               ----------------------------------------- ------------------------------
                                                          BONUS/ANNUAL    SECURITIES      LONG-TERM
          NAME AND                                          INCENTIVE     UNDERLYING      INCENTIVE       ALL OTHER
     PRINCIPAL POSITION          YEAR         SALARY          AWARD         OPTIONS        PAYOUTS      COMPENSATION
     ---------------------------------------------------------------------------------------------------------------
William L. Jenkins               2000        $274,592          -0-                           -0-           $1,216
   President                     1999        $137,140          -0-                           -0-           $1,216(1)
                                 1998        $146,275          -0-          200,000          -0-           $1,216(1)

Allen R. Neel                    2000        $127,500          -0-          625,000          -0-           $8,400
   Executive VicePresident       1999        $92,761           -0-                           -0-           $8,400(2)
                                 1998        $131,334          -0-                           -0-
                                                                                                           $8,400(2)
---------------------------------

(1) Includes the premiums paid by the Company on a $1,000,000 insurance policy on the life of Mr. Jenkins which names his wife as beneficiary and owner of the policy.
(2)      Automobile allowance paid to Mr. Neel.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2000.
----------------------------------------------

         The following table provides information with respect to the above named executive officers regarding options granted to such persons during the Company's year ended December 31, 2000.



                               NUMBER OF            % OF TOTAL
                               SECURITIES             OPTIONS/           EXERCISE                         MARKET
                               UNDERLYIN                SAR                 OR                           PRICE PER
                                 SARS/                GRANTED TO            BASE                         SHARE ON
                            OPTIONS GRANTED          EMPLOYEES IN          PRICE        EXPIRATION        DATE OF
           NAME                   (1)               FISCAL YEAR          ($/SHARE)        DATE             GRANT
-----------------------------------------------------------------------------------------------------------------------
Allen R. Neel                   625,000                  6.3%              $0.75      February, 2010        $0.59

--------------------------
(1)  Represents shares of Common Stock.

         On February 9, 2001, the Company's stockholders approved the adoption of the Company's 2000 Stock Incentive Plan pursuant to which 17,500,000 shares are reserved for the grant of options. At August 17, 2001, options to purchase 17,201,000 shares have been granted to 171 employees under the 2000 Stock Incentive Plan. On February 9, 2001, the Company's stockholders approved an amendment to the 1997 Omnibus Incentive Plan increasing the number of shares reserved for the grant of options to 1,000,000 and an amendment to the 1997 Non-Employee Stock Option Plan increasing the number of shares reserved for the grant of options to 300,000. As of August 17, 2001, options to purchase 787,000 shares and 185,000 shares, respectively, were outstanding under those plans.

STOCK OPTION EXERCISES AND HOLDINGS AT DECEMBER 31, 2000.
---------------------------------------------------------

         The following table provides information with respect to the above named executive officers regarding Company options exercised during the year ended December 31, 2000 and options held at December 31, 2000 (such officers did not exercise any options during the most recent fiscal year).


                          SHARES                     NUMBER OF UNEXERCISED OPTIONS        VALUE OF UNEXERCISED
                         ACQUIRED                        AT DECEMBER 31, 2000             IN-THE-MONEY OPTIONS
                           ON            VALUE       -----------------------------      AT DECEMBER 31, 2000 (1)
         NAME           EXERCISE       REALIZED      EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------
William L. Jenkins           -0-           -0-        200,000(2)          -0-              -0-             -0-
Allen R. Neel                -0-           -0-        705,000(2)          -0-              -0-             -0-

----------------------------
(1) Based on the closing sales price on December 31, 2000 of $0.375.
(2) Subsequent to December 31, 2000, Mr. Jenkins was granted an option to purchase 4,000,000 shares of common stock exercisable at $0.75 per share and Mr. Neel was granted an option to purchase 425,000 shares of common stock exercisable at $0.75 per share.


OTHER PLANS

         The Company has not adopted any other long-term incentive plans or defined benefit or actuarial pension plans.


EMPLOYMENT AGREEMENTS

         The Company has entered into an Employment Agreement, dated January 1, 1998, with William L. Jenkins, to serve as its President, Chief Executive Officer and a Director of the Company. The Employment Agreement, which terminates on December 31, 2001, provides for an annual base salary of $225,000. The Employment Agreement provides for certain increases in Mr. Jenkins base compensation in the years 1999, 2000 and 2001 if the Company meets certain performance objectives. Pursuant to the agreement, Mr. Jenkins was granted a ten-year option to purchase 200,000 shares of the Company's common stock at an exercise price of $6.6875 per share, the fair market value of the stock on January 1, 1998, the date the option was granted. With certain exceptions, the agreement restricts Mr. Jenkins from engaging in activities in competition with the Company during the term of his employment and, in the event Mr. Jenkins terminates the agreement prior to its termination date, for a period of eighteen (18) months thereafter and also in the event he terminates the agreement, from soliciting for employment any employee of the Company for a period of two years after termination.

         The Company has entered into five-year employment agreements terminating on March 31, 2006 with each of Allen R. Neel, Executive Vice-President and Danny R. Thornton, Vice-President, Operations, of the Company. Mr. Neel receives base compensation of $139,000 per year. Mr. Thornton receives base compensation of $115,000 per year. On each anniversary date of the agreements, the Company and the employee agree to renegotiate the base salary taking into account the rate of inflation, overall profitability and the cash position of the Company, the performance and profitability of the areas for which the employee is responsible and other factors. The agreements contain restrictions on such persons engaging in activities in competition with the Company during the term of their employment and for a period of two years thereafter.


DIRECTORS' COMPENSATION REPORT

                  The Company's full Board of Directors acts on matters involving the compensation of the Company's executive officers and employees and the grant of options under the Company's option plans other than the 2000 Stock Incentive Plan. At the present time, a compensation committee of the Board of Directors has not been appointed. Messrs. Jenkins and Thompson have been appointed to the option committee under the 2000 Incentive Plan. Executive officers who are Directors whose compensation is being considered do not participate in board or committee actions regarding their compensation. The Board of Directors seeks to assure that the Company's executive officers are adequately and fairly compensated and that their compensation is competitive with other similar-sized companies in the oilfield service industry and, at the same time, reflecting their individual performance and responsibilities within the Company. Historically, the Board has compensated executive officers primarily through the payment of salaries. In recent years, the Company's ability to pay salaries has been impacted by its limited financial resources.

         Mr. Jenkins, the Company's chief executive officer, is employed pursuant to an employment agreement dated January 1, 1998 whereby he is to receive a base salary of not less than $225,000 together with increases of 15% over the prior year's salary in each of the years 1999, 2000 and 2001 if certain EBITDA or gross sales thresholds are met. Because of the Company's financial condition in 1999 and adverse conditions throughout the industry, Mr. Jenkins was not paid his full salary by the Company in 1999. Mr. Jenkins' salary in 2000 paid pursuant to the employment agreement was set at $225,000. Also paid pursuant to the agreements was additional cash compensation reflecting the improvement in the Company's operating performance and its success in refinancing its outstanding indebtedness notwithstanding the Company's inability to meet the thresholds.

         In January 2001, the Board granted to Mr. Jenkins an option to purchase
4.0 million shares of the Company's Common Stock at an exercise price of $0.75 per share.


PERFORMANCE GRAPH

         The line graph below compares the cumulative total stockholder return of the Company's common stock over a five-year period with the return on Standard & Poors 500 Index (S&P 500) and Standard & Poors Oil Well Equipment Services Index (Spoil W).


                                [OBJECT OMITTED]



        ---------------------------------------------------------------------------------------------
                        12/31/1996     12/31/1997      12/31/1998      12/31/1999       12/31/2000
        ----------------------------------------------------------------------------------------------
        Black                 $63.46        $110.58          $15.38            $9.62            $5.77
        Warrior
        ----------------------------------------------------------------------------------------------
        S&P 500              $120.26        $157.56         $199.57          $238.54          $214.36
        ----------------------------------------------------------------------------------------------
        SpoilW               $135.90        $210.16         $121.63          $158.63          $213.86
        ----------------------------------------------------------------------------------------------

         The total return with respect to the Company's common stock, the S&P500 and the Spoil W assumes that $100 was invested on January 1, 1996 and includes the reinvestment of any dividends. The Company has never paid any cash dividends.

         The Report of the Compensation Committee or Executive Compensation and the Performance Graph are not deemed to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any documents so filed.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         Board of Directors. The Company's Board of Directors held 12 meetings during the year ended December 31, 2000. Each of the Company's Directors participated in all of the meetings of the Board and of each committee of the board of which he is a member.

         Audit Committee. Messrs. Jenkins, Underbrink and Thompson constitute the Audit Committee of the Company's Board of Directors. The Audit Committee, among other things, meets with the Company's independent accountants to review the Company's accounting policies, internal controls and other accounting and auditing matters; makes recommendations to the Board of Directors as to the engagement of independent accountants; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants. The Audit Committee did not meet during the year ended December 31, 2000. Each of Messrs. Underbrink and Thompson is, in the opinion of the Company's Board of Directors, an "independent director," as that term is defined under the Rules relating to the NASDAQ Stock Market. As an employee of the Company, Mr. Jenkins is not an "independent director" as defined in the Rules. His presence on the Audit Committee has been considered required in the best interests of the Company because of his knowledge and familiarity with the Company. In the year 2000, the Securities and Exchange Commission adopted new rules relating to the disclosure of information about companies' audit committees. The new rules require that this proxy statement contain a report of the audit committee addressing specific matters and that a company's audit committee charter be included as an attachment to the proxy statement at least once every three years.

         The Company's Audit Committee Charter is included as Appendix A to this Proxy Statement. The Charter describes the nature and scope of the duties and responsibilities of the Audit Committee. The Audit Committee's Report follows.

Audit Committee Report

         The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with management. Further, the Audit Committee has discussed with the independent public accountants the matters required to be discussed by the Statement on

Auditing Standards No. 61 (SAS 61 - Communication with Audit Committees), as amended, relating to the accountants' judgment about the quality of the Company's accounting principles, judgments and estimates, as applied in its financial reporting.

         The Audit Committee also has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants' independence from the Company and its subsidiaries and has discussed with the independent public accountants their independence.

         Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                            Audit Committee

                                            Charles E. Underbrink, Chairman
                                            John L. Thompson
                                            William L. Jenkins

         Other Committees. The Company's Board of Directors has not appointed either a compensation committee or a nominating committee. Messrs. Underbrink, Thompson and Jenkins constitute the Executive Committee of the Board of Directors.

2000 AUDIT AND RELATED FEES

         The following sets forth fees incurred by the Company during the year ended December 31, 2000 for services provided by Pricewaterhouse Coopers LLP, the Company's independent public accountant:

                                  FINANCIAL INFORMATION
        FINANCIAL STATEMENT        SYSTEMS DESIGN AND               ALL OTHER
                FEES               IMPLEMENTATION FEES                FEES
-----------------------------  -------------------------------   ---------------

              $216,200                  $ - 0 -                      $34,300

         The Company's Board of Directors believes that the provision of the services during the year ended December 31, 2001 other than those relating to Financial Statement Fees is compatible with maintaining the independence of Pricewaterhouse Coopers LLP


CERTAIN TRANSACTIONS

         Commencing in June 1997 through February, 2000, the Company entered into a series of transactions with St. James Capital Partners, L.P. and certain partners and affiliated entities (collectively referred to as "St. James"), whereby the Company sold to St. James on the following dates for an aggregate purchase price of $26.4 million, the following securities:

          DATE                      SECURITY                PRINCIPAL AMOUNT
-----------------------  -------------------------------     ----------------
June 6, 1997              9% Convertible Promissory Note      $2.0 million (1)
October 9, 1997           7% Convertible Promissory Note      $2.9 million (2)
January 23, 1998          8% Convertible Promissory Note      $10.0 million(3)
October 30, 1998         10% Convertible Promissory Note      $2.0 million (4)
February 18, 1999        10% Convertible Promissory Note      $2.5 million (5)
December 17, 1999        10% Convertible Promissory Note      $3.1 million (6)
January-February, 2000   10% Convertible Promissory Note      $3.5 million (7)


          DATE                NUMBER OF WARRANTS (8)(9)       EXPIRATION DATE
-----------------------  -------------------------------     ----------------

June 6, 1997                       2,442,000                 June 5, 2002

October 9, 1997                    4,478,277               October 10, 2002

January 23,1998                   16,200,000               January 23, 2003

October 30, 1998                   4,000,000               October 30, 2003

February 18, 1999                  4,150,000               February 18, 2004

December 17, 1999                 14,350,000               December 31, 2004

January-February, 2000            14,350,000               December 31, 2004

---------------------------
(1) Convertible at a current conversion price of $0.75 per share, as adjusted through December 17, 1999 pursuant to anti-dilution adjustments, into an aggregate of 2,666,667 shares of Common Stock.
(2) Convertible at a current conversion price of $0.75 per share, as adjusted through December 17, 1999 pursuant to anti-dilution adjustments, into an aggregate of 3,866,667 shares of Common Stock.
(3) Convertible at an exercise price of $0.75 per share, as adjusted through December 17, 1999 pursuant to anti-dilution adjustments, into an aggregate of 13,333,333 shares of Common Stock
(4) Convertible at a current conversion price of $0.75 per share, as adjusted through December 17, 1999 pursuant to anti-dilution adjustments, into an aggregate of 2,666,666 shares of Common Stock.
(5) Convertible at a current conversion price of $0.75 per share, as adjusted through December 17, 1999 pursuant to anti-dilution adjustments, into an aggregate of 3,333,333 shares of Common Stock.
(6) Convertible at a current conversion price of $0.75 per share, subject to anti-dilution adjustments, into an aggregate of 4,666,667 Shares of Common Stock.
(7) Convertible at a current conversion price of $0.75 per share, subject to anti-dilution adjustments, into an aggregate of 4,666,667 shares of Common Stock.
(8) Each warrant represents the right to purchase one share of Common Stock at $0.75 per share, subject to anti-dilution adjustments.
(9)      As adjusted and subject to further anti-dilution adjustment.

         Except for those terms relating to the amounts of securities purchased, maturity and expiration dates, interest rates, and conversion and exercise prices, each of such transactions contained substantially identical terms and conditions relating to the purchase of the securities involved. Payment of principal and interest on all the notes is collateralized by substantially all the assets of the Company, subordinated to borrowings by the Company from Coast in the maximum aggregate amount of $25.0 million. The notes are convertible into shares of the Company's Common Stock at the conversion prices set forth in the tables above. The conversion price of the Notes and the exercise price of the Warrants is subject to anti-dilution adjustments for certain issuances of securities by the Company at prices per share of Common Stock less than the conversion or exercise price then in effect in which event the conversion price and exercise price are reduced to the lower price at which such shares were issued. As a consequence of several transactions involving the Company and St. James, the conversion and exercise prices have been reduced pursuant to the anti-dilution adjustments to $0.75 per share. The shares issuable on conversion of the notes and exercise of the warrants have demand and piggy-back registration rights under the Securities Act of 1933. The Company agreed that one person designated by St. James be nominated for election to the Company's Board of Directors. Mr. John L. Thompson, currently a Director of the Company, serves in this capacity. The Agreements grant St. James certain preferential rights to provide future financings to the Company, subject to certain exceptions. The notes also contain various affirmative and negative covenants, including a prohibition against the Company consolidating, merging or entering into a share exchange with another person, with certain exceptions, without the consent of St. James. Events of default under the notes include, among other events, (i) a default in the payment of principal or interest; (ii) a default under any of the notes and the failure to cure such default for five days, which will constitute a cross default under each of the other notes; (iii) a breach of the Company's covenants, representations and warranties under any of the Agreements; (iv) a breach under any of the Agreements between the Company and St. James, subject to certain exceptions; (v) any person or group of persons acquiring 40% or more of the voting power of the Company's outstanding shares who was not the owner thereof as of October 30, 1998, a merger of the Company with another person, its dissolution or liquidation or a sale of all or substantially all its assets; and (vi) certain events of bankruptcy. In the event of a default under any of the notes, subject to the terms of an agreement between St. James and Coast, St. James could seek to foreclose against the collateral for the notes.

         On December 14, 2000, St. James converted $1,750,000 principal amount of a note and $2,013,111 of accrued interest on indebtedness owing to it into 5,017,481 shares of the Company's Common Stock at a conversion price of $0.75 per share.

         In February, 2000, Hub, Inc., a corporation of which Mr. Underbrink is a Director, purchased for $500,000 an $800,000 note of the Company payable to Fleet Capital Corporation, the Company's previous senior secured lender. Hub, Inc. agreed to accept $500,000 from the Company in payment of the note. Hub, Inc. was paid $500,000 in January 2000.

         In February 2001, the Company issued to Mr. Underbrink and St. James five-year warrants to purchase 700,000 and 400,000 shares, respectively, of the Company's Common Stock at exercise prices of $0.75 per share. The warrants were issued in consideration of financial accommodations extended to the Company by Mr. Underbrink and St. James in connection with the Company's borrowings from Coast and the guarantees of Mr. Underbrink and St. James of that indebtedness. The holders of the warrants have the right to include the shares issuable on exercise included in any registration statement filed by the Company under the Securities Act of 1933, as amended, subject to certain limitations.

         On June 17, 1999, the Company sold approximately $329,000 of trade accounts receivable, which was fully reserved due to the customer declaring bankruptcy, to RJ Air, LLC, an entity partially owned by John L. Thompson, a member of the Company's Board of Director's, for $200,000. As of December 31, 2000, the Company has collected $100,000 of the sale price and the remaining $100,000 is included in deferred revenue on the balance sheet. Mr. Thompson has agreed to pay to the Company the remaining $100,000 of the purchase price. Mr. Thompson's obligation is without interest or a fixed due date.

         The Company was indebted to Bendover Company under an unsecured convertible note dated December 17, 1999 in the principal amount of $1,182,890 plus accrued interest through June 30, 2001 of approximately $59,000. This note, as amended and extended, was due and payable on June 15, 2001. This note was repaid on September 14, 2001.

         On November 20, 2000, the Company entered into an equipment lease with Big Foot Rental Tool Service, L.L.C., a Louisiana limited liability company of which Mr. Neel is an approximately 20% owner. The Company leased for a term of twenty-four months oil and gas well service equipment with an original cost of approximately $539,000. The agreement provides for monthly rental payments of approximately $24,200 over the term of the lease. At the expiration of the lease, the Company has the option to purchase the equipment for approximately $54,000. The Company entered into the lease with Big Foot Rental Tool Service, L.L.C. to provide needed well service equipment at times when other sources of financing to acquire the equipment was unavailable.

                        PRINCIPAL AND OTHER STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 15, 2001 (a) by each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (b) by each of the Company's Directors and officers, and (c) by all Directors and officers as a group. As of August 15, 2001, the Company had 12,496,408 shares of Common Stock outstanding.

                                                                                        PERCENTAGE OF
                                                              NUMBER OF SHARES      OUTSTANDING SHARES(3)
                       NAME AND ADDRESS (1)(2)                     OWNED
              ------------------------------------------- ------------------------- -----------------------
              William L. Jenkins                                  4,210,000 (4)              25.2%

              Danny R. Thornton                                   1,250,666 (5)               9.1%

              Allen R. Neel                                       1,574,904 (6)               11.2%

              Charles E. Underbrink                              71,062,625 (7)               90.5%
              c/o St. James Capital Partners, L.P.
              4295 San Felipe
              Suite 200
              Houston, TX  77027

              John L. Thompson                                   66,787,443(8)                89.9%
              c/o St. James Capital Partners, L.P.
              4295 San Felipe - Suite 200
              Houston, TX  77027

              St. James Capital  Partners,  L.P.,  SJMB,         64,959,249(9)                89.7%
              L.P.,  and affiliates
              4295 San Felipe - Suite 200
              Houston, Texas  77027

              Bendover Corp. (10)                                 3,814,235                  30.5%
              Alan W. Mann
              M. Dale Jowers
              1053 The Cliffs Blvd.
              Montgomery, TX  77356

              All Directors and Officers as a Group
                 (5 persons)                                     78,098,195                  91.5%

---------------------
(1) This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities. The tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their option.
(2) Unless otherwise indicated, the address for each of the above is c/o Black Warrior Wireline Corp., 3748 Highway #45 North, Columbus, Mississippi 39701.
(3) The percentage of outstanding shares calculation is based upon 12,496,408 shares outstanding as of August 15, 2001, except as otherwise noted.
(4)      Includes 4,000,000 shares issuable on exercise of options.
(5)      Includes 1,250,000 shares issuable on exercise of an option.
(6) Includes 1,050,000 shares issuable on exercise of an option. Also includes an aggregate of 524,904 shares issuable on exercise of warrants and conversion of notes and accrued interest through August 15, 2001.
(7) Includes an aggregate of 64,354,699 shares held directly by SJCP, SJMB and their affiliates and shares issuable on exercise of warrants and conversion of notes and accrued interest through August 15,, 2001 deemed held beneficially by Messrs. Underbrink and Thompson because of their relationships with SJCP and SJMB. Also includes 4,870,410 shares issuable on exercise of warrants and conversion of notes and accrued interest through August 15, 2001 held directly by Mr. Underbrink and 1,168,611 shares issuable on conversion of notes and accrued interest through August 15, 2001 held jointly by Messrs. Underbrink and Thompson.
(8) Includes an aggregate of 64,354,699 shares held directly by SJCP, SJMB and their affiliates and shares issuable on exercise of warrants and conversion of notes and accrued interest through August 15, 2001 deemed held beneficially by Messrs. Underbrink and Thompson because of their relationships with SJCP and SJMB. Also includes 615,000 shares issuable on exercise of warrants and conversion of notes and accrued interest through August 15, 2001 held directly by Mr. Thompson and 1,168,611 shares issuable on conversion of notes and accrued interest through August 15, 2001 held jointly by Messrs. Underbrink and Thompson.
(9) Includes shares issuable to St. James Capital Partners, LP and St. James Merchanr Bankers L.P. and their affiliates on conversion of notes and accrued interest through August 15, 2001 and exercise of warrants. See " Certain Transactions."
(10) Based on information contained in the Schedule 13D dated October 9, 1997. On October 9, 1997, the Company issued 647,569 shares and paid $586,000 in cash to purchase substantially all the assets of Diamondback Directional, Inc. (which corporation subsequently changed its name to Bendover Corp.). As of December 22, 1999, the Company issued an additional 2,666,667 shares to Bendover Corp as part of the consideration paid to resolve certain litigation. Messrs. Mann and Jowers each own approximately 42.5% of the outstanding capital stock of Bendover Corp.

                              CERTIFYING ACCOUNTANT

         The Board of Directors has selected PricewaterhouseCoopers L.L.P. as the Company's independent auditors for 2001. The Company expects a representative of PricewaterhouseCoopers L.L.P. to be present at the Meeting and to be available to respond to appropriate questions or make a statement if they desire to do so.

          SUBMISSION OF STOCKHOLDERS' PROPOSALS FOR 2002 ANNUAL MEETING

         Any proposals which Stockholders intend to present for a vote of Stockholders at the Company's 2002 Annual Meeting, and which such Stockholders desire to have included in the Company's Proxy Statement and Form of Proxy relating to that Meeting, must be sent to the Company's executive office and received by the Company on or before May 14, 2002.

                                     GENERAL

         The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees may solicit proxies personally and by telephone, and the Company will request banks, brokerage houses and nominees and fiduciaries to forward soliciting material to their principals and will reimburse them for their reasonable out-of-pocket expenses.

         The Company's annual report on Form 10-K for the year ended December 31, 2000, including financial statements, as amended by an amendment on Form 10-K/A filed June 28, 2001, and its quarterly report on Form 10-Q/A for the quarter and six months ended June 30, 2001 are being mailed to Stockholders herewith. Such reports are not, however, a part of this proxy statement.




                                           By Order of the Board of Directors

Dated: September 14, 2001                   Allen R. Neel,  Secretary

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER

I.       PURPOSE

         The purpose of the Audit Committee is to assist the Board of Directors by overseeing the internal and external processes relating to the keeping of the Company's financial and accounting records and the preparation of its financial statements.

II.      MEMBERSHIP

         The members of the Audit Committee shall be appointed from time to time by the Board of Directors from among its members. The Audit Committee shall consist of at least two members, a majority of which shall be independent directors. "Independent" is defined as an individual not employed by the Company or its subsidiaries or otherwise having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

III.     MEETINGS

         The Audit Committee shall meet at least two times per year and more frequently as it believes is necessary or appropriate to fulfill its duties and responsibilities under this Charter. The Committee shall report regularly to the Board of Directors on the Committee's activities.

         If the Committee deems it necessary, the Committee may retain special accounting, legal or other advisors to assist it. The Committee shall have access to all books, records, facilities and personnel of the Company. The Committee may request any Company personnel, or the Company's outside legal counsel or outside auditors, to meet with the Committee or any of its members or advisors.

         The Committee shall meet at least annually, in separate executive sessions, with (a) the Company's management and (b) the Company's outside auditors.

IV.      DUTIES AND RESPONSIBILITIES

         The Audit Committee shall:

         Outside Auditors
         ----------------

         1. In consultation with management, select and recommend to the Board of Directors for appointment the Company's outside auditors for the coming fiscal year.

         2. In consultation with management, review and discuss with the outside auditors the scope of their audit and non-audit services and their fees for each.

         3. Require that the outside auditors periodically submit to the Committee a written statement consistent with Independent Standards Board Standard No. 1 delineating all relationships between the outside auditors and the Company.

          4. Discuss with the outside auditors any disclosed relationships or services that may affect their objectivity and independence.

          5. Recommend to the Board any appropriate actions to satisfy itself of the outside auditor's independence.

         6. Recognizing that the outside auditors ultimately are accountable to the Board of Directors and the Audit Committee, evaluate the performance of the outside auditors and, if appropriate, recommend to the Board that the outside auditors be replaced.

         Financial Statements and Audit Results
         --------------------------------------

         7. Direct from time to time, as may be appropriate, that one or more of its members discuss with management and the outside auditors the results of the outside auditors' review of the Company's interim financial statements, prior to the Company's quarterly earnings release or to the filing of its Quarterly Report on Form 10-QSB, whichever is earlier.

         8. Review and discuss the Company's audited financial statements and the related auditors' report with management and the outside auditors prior to recommending their approval and inclusion in the Company's Form 10-KSB to the Board. In particular, as applicable before, during and after the audit process:

                   (a) Discuss with financial management and the outside auditors any new auditing and accounting principals and practices that must or may be adopted and their impact on the Company's financial statements.

                   (b) Determine through discussion with the outside auditors that no limitations were placed by management on the scope of their audit or its implementation and that there was a free exchange of information between Company personnel and the outside auditors.

                   (c) Discuss with the outside auditors their judgment about the quality, as well as the acceptability, of the accounting principles which the Company applies in its financial reporting.

                   (d) Periodically discuss areas of known financial risk and uncertainty with management and management's plans to deal with these risks and uncertainties.

          Internal Accounting Procedures and Controls
          -------------------------------------------

          9. Review with management and the outside auditors reports and recommendations relating to the integrity of the Company's internal accounting procedures and controls.

          10. Review the Company's plans for implementing any necessary or desirable improvements to its internal accounting procedures and controls.

V.       CHARTER AND PROXY STATEMENT REPORTS

         11. The Audit Committee shall review and assess this Charter at least annually and shall recommend to the Board of Directors for adoption any revisions which the Committee believes are necessary or appropriate.

         12. Consistent with the exercise of its business judgment, the Committee shall prepare, for inclusion in the Company's Proxy Statement, the annual Committee report required by the rules of the Securities and Exchange Commission.

VI.      COMMITTEE GOVERNANCE; LIMITS OF RESPONSIBILITY

         13. The Committee shall establish such rules and procedures as it believes are necessary to fulfill its duties and responsibilities under this Charter.

         14. The Committee shall be mindful that its role is one of oversight and that it is not the duty or responsibility of the Committee to plan or conduct audits or to determine if the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. It is the responsibility of the Company's management to prepare the financial statements and the responsibility of the Company's outside auditors to conduct the audit. It also is not the duty of the Committee to resolve any disagreements between the Company's management and its outside auditors.

                                                       APPENDIX:  FORM OF PROXY


                          BLACK WARRIOR WIRELINE CORP.
                             3748 Highway #45 North
                           Columbus, Mississippi 39701

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints William L. Jenkins and Danny Ray Thornton, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of Black Warrior Wireline Corp. held of record by the undersigned on August 15, 2001 at the Annual Meeting of Shareholders to be held on October 10, 2001 or any adjournment thereof.

         1. Election of Directors

            |_| For all nominees listed below (except as marked to contrary below)

            |_|  Withhold Authority to vote for all nominees listed below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

                               William L. Jenkins
                              Charles E. Underbrink
                                John L. Thompson



         2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTORS.

         PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

         WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.




Dated:  _______________, 2001               ___________________________________
                                            Signature
                                            Title (if required)



                                            ____________________________________
                                            Signature (if held jointly)


                                     - II -